China Shen Zhou Mining & Resources, Inc. Announces
New Chief Financial Officer

BEIJING, June 3, 2008 -- China Shen Zhou Mining & Resources, Inc. (Amex: SHZ) (“China Shen Zhou”, or “the Company”), a leading company engaged in the exploration, development, mining and processing of fluorite, zinc, lead, copper, and other nonferrous metals in China, today announced that it has appointed Mr. Hu Ye as its new Chief Financial Officer as of June 3, 2008.

Mr. Ye is a Certified General Accountant (CGA) in Canada and has over 15 years experience in financing and international capital markets. He has been working in China and most recently served as CFO of Odysys International Ltd., BOCO Enterprises Ltd. and EMarket Holding Group Corp. starting from 2003. From 2001 to 2003, Mr. Ye was a consultant in Securitization Finance at the CIT Group, Inc., Canada. From June 1999 to March 2001, he served as Assistant Vice-President, Finance, Corporate and Institutional Client Group, Merrill Lynch Canada. From 1990 to 1999, he performed financial analysis and financial administration at Mackenzie Financial Corporation, Canada. Mr. Ye has a bachelor of science in electrical engineering from Huazhong University of Science and Technology, China, and a master of arts in economics from University of Toronto, Canada.

Mr. Steven Jiao, Chief Financial Officer and Principal Accounting Officer, has resigned effective immediately due to health reasons.

“We thank Mr. Jiao for his contributions and we wish him well with his health issues,” commented Ms. Jessica Yu, the Company’s Chairwoman and Chief Executive Officer.

“We also welcome Hu Ye, and his financial background and experience will be a real asset to help move China Shen Zhou forward,” Ms. Yu concluded.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiary, American Federal Mining Group ("AFMG"), is engaged in the exploration, development, mining, and processing of fluorite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b)zinc/copper/lead exploration, mining and processing in Wulatehouqi of Inner Mongolia; and (c) zinc/copper exploration, mining and processing in Xinjiang. In addition, AFMG owns 100% of Kichi-Chaarat Closed Joint Stock Company, whose major assets include a copper-gold mine located in the Kuru-Tegerek region of western Kyrgyzstan.

For more information, please visit http://www.chinaszmg.com/

Safe Harbor Statement

Certain of the statements made in the press release constitute forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in the People's Republic of China, variations in cash flow, fluctuation in mineral prices, risks associated with exploration and mining operations, and the potential of securing additional mineral resources, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

For more information, please contact:

In China:
Sterling Song
Senior Investor Relations Manager
China Shen Zhou Mining & Resources, Inc.
Tel: +86-10-6887-2811
Email: investor@chinaszky.com
Web: http://www.chinaszmg.com

In the U.S.:
Valentine Ding
Investor Relations
Grayling Global
Tel: +1-646-284-9412
Email: vding@hfgcg.com

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